UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 18, 2007

EPIC BANCORP
(Exact name of registrant as specified in its charter)

California	000-50878	68-0175592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 Irwin Street, San Rafael California	94901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 526-6400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2007 Tamalpais Bank (the “Bank’), a subsidiary of Epic Bancorp (the “Company”) purchased a Bank Owned Life Insurance (“BOLI”) policy from the Prudential Life Insurance Company.  The BOLI policy has an initial cash value of $10 million and covers the lives of twenty three managers and employees of the Bank.  The initial total death benefit to the Bank is $27,311,256.  The $10 million cash value amount is invested in a separate account of Prudential, with 80% of the funds managed by the Pacific Management Investment Company (“PIMCO”) and 20% of the funds managed by Smith Breeden Associates, Inc.  In addition to providing death benefits to the Bank, the policy also provides a $10,000 death benefit to each employee covered under the BOLI policy.

Item 2.02 Results of Operations and Financial Condition

On April 24, 2007, Epic Bancorp announced by press release its earnings for the three months ended March 31, 2007.  A copy of the press release is attached hereto as Exhibit 99.1.

The press release incorporated herein as Exhibit 99.1 is not filed but furnished pursuant to Regulation FD.

Item 5.02 (e) Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The BOLI policy described in Item 1.01 provides $10,000 death benefits to each of Mark Garwood, the President/Chief Executive Officer of the Company and to Michael Moulton, the Chief Financial Officer of the Company.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

99.1	Press Release dated April 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2007	EPIC BANCORP

/s/ Michael E. Moulton

Michael E. Moulton, Chief Financial Officer
(Principal Financial Officer)